Exhibit 99.1 Tier Technologies, Inc. 10780 Parkridge Blvd., Suite 400 Reston, VA 20191 CONTACT: Ronald W. Johnston, Chief Financial Officer rjohnston@tier.com (571) 382-1000

Tier Technologies, Inc. Announces Stock Repurchase Program

Reston, VA, January 21, 2009.  Tier Technologies, Inc. (NASDAQ:TIER) today announced that its Board of Directors has authorized the repurchase of up to $15 million of the company's common stock from time to time on the open market.  The repurchase program will be funded using proceeds from the liquidation of or borrowing against Tier’s auction rate securities.

Commenting on the stock repurchase program, Ronald L. Rossetti, Chairman and Chief Executive Officer of Tier, said “We believe that Tier has reached a point in its restructuring where a repurchase of our shares represents an excellent long-term investment and that this action demonstrates our ongoing commitment to enhancing shareholder value."

The timing and amount of any shares repurchased will be determined by the company's management based on its evaluation of market conditions and other factors.  Repurchases may also be made under a Rule 10b5-1 plan, which would permit shares to be repurchased when the Company might otherwise be precluded from doing so under insider trading laws.  The repurchase program may be suspended or discontinued at any time.  Any repurchased shares will be available for use in connection with its stock plans and for other corporate purposes.

Tier had approximately 19.7 million shares of common stock outstanding as of December 31, 2008.

About Tier Technologies, Inc.

Tier Technologies, Inc. primarily provides federal, state and local government and other public sector clients with electronic payment processing and other transaction processing services. Headquartered in Reston, Virginia, Tier Technologies serves over 3,300 electronic payment processing clients throughout the United States, including federal, state, and local governments, educational institutions, utilities and commercial clients. Through its subsidiary, Official Payments Corporation, Tier delivers payment processing solutions for a wide range of markets. For more information, see www.tier.com and www.officialpayments.com.

Statements in this press release regarding the company's intention to repurchase shares of its common stock from time to time under the stock repurchase program, the intended use of any repurchased shares and the source of funding are forward-looking statements.  There are a number of important factors that could cause actual events to differ materially from those suggested or indicated by such forward-looking statements.  These include, among others, the market price of the company's stock prevailing from time to time, the nature of other investment opportunities presented to the company from time to time, the company's cash flows from operations, general economic conditions, and other factors identified in the company's most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q filed with the SEC.